                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss 240.14a-11(c) or ss 240.14a-12

                                  PHYCOR, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------

     (5)  Total fee paid:

          ---------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

     --------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
                                 ----------------------------------------
     (2)  Form, Schedule or Registration Statement No.:
                                                       ------------------
     (3)  Filing Party:
                       --------------------------------------------------
     (4)  Date Filed:
                      ---------------------------------------------------

                                [PhyCor(R) LOGO]

                            30 BURTON HILLS BOULEVARD
                                    SUITE 400
                           NASHVILLE, TENNESSEE 37215

To Our Shareholders:

                  You are cordially invited to attend the Annual Meeting of Shareholders, which is to be held on Tuesday, May 25, 1999, at 10:00 a.m. at the First American Center Auditorium, Fifth Floor, 300 Union Street, Nashville, Tennessee. The following pages contain the formal notice of the Annual Meeting and our Proxy Statement, which describe the specific business to be considered and voted upon at the Annual Meeting.

                  It is important that your shares be represented at the meeting. Whether or not you expect to attend in person, we would greatly appreciate your efforts to return the enclosed Proxy as soon as possible. If you decide to attend the Annual Meeting, you may withdraw your Proxy should you wish to vote in person.

                  We look forward to seeing you at the Annual Meeting.

                                       Sincerely yours,

                                       /s/ Joseph C. Hutts

                                       JOSEPH C. HUTTS
                                       Chairman of the Board and
                                       Chief Executive Officer


                             YOUR VOTE IS IMPORTANT

                     PLEASE SIGN, DATE AND RETURN YOUR PROXY

                                  PHYCOR, INC.
                            30 BURTON HILLS BOULEVARD
                                    SUITE 400
                           NASHVILLE, TENNESSEE 37215

                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                              TUESDAY, MAY 25, 1999

                              --------------------

                  Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of PhyCor, Inc. (the "Company") will be held on Tuesday, May 25, 1999, at 10:00 a.m. at the First American Center Auditorium, Fifth Floor, 300 Union Street, Nashville, Tennessee, for the following purposes:

                           (1) To approve the adoption of the Company's 1999
                  Incentive Stock Plan;

                           (2) To elect four nominees as Class II directors of
                  the Company;

                           (3) To certify the appointment of KPMG LLP as
                  independent public accountants to audit the consolidated financial statements of the Company and its subsidiaries for the year ending December 31, 1999; and

                           (4) To transact such other business as may properly
                  come before the meeting or any adjournments thereof.

                  Only shareholders of record at the close of business on April 5, 1999 will be entitled to vote at the Annual Meeting.

                  The enclosed Proxy Statement contains more information pertaining to matters to be voted on at the Annual Meeting. Please read the Proxy Statement carefully. Each shareholder who does not plan to attend the Annual Meeting is requested to date, sign and return the accompanying Proxy in the enclosed, postage-paid envelope.

                                           By Order of the Board of Directors,

                                           /s/ N. Carolyn Forehand

                                           N. CAROLYN FOREHAND
                                           Secretary

Nashville, Tennessee
April 22, 1999

                                  PHYCOR, INC.
                            30 BURTON HILLS BOULEVARD
                                    SUITE 400
                           NASHVILLE, TENNESSEE 37215

                              --------------------

                                 PROXY STATEMENT
                                     FOR THE
                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 25, 1999

                              --------------------

                  This Proxy Statement is furnished to the holders of Common Stock, no par value per share ("Common Stock"), of PhyCor, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") to be voted at the annual meeting of shareholders of the Company (the "Annual Meeting") to be held on Tuesday, May 25, 1999, at 10:00 a.m. at the First American Center Auditorium, Fifth Floor, 300 Union Street, Nashville, Tennessee, and at any adjournments or postponements thereof.

                  Only the holders of Common Stock of record at the close of business on April 5, 1999 will be entitled to vote at the Annual Meeting. On such date, 76,229,540 shares of Common Stock were issued and outstanding. Each shareholder is entitled to one vote per share held of record on the record date. This Proxy Statement and the accompanying proxy are first being mailed on or about April 22, 1999.

                  A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, is required to constitute a quorum. If a quorum is not present at the time of the Annual Meeting, or if for any reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn or postpone the Annual Meeting with or without a vote of the shareholders.

                  All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If no specification is made, the proxies will be voted in favor of the matters listed on the proxy card.

                  To be adopted, the Company's 1999 Incentive Stock Plan (the "1999 Plan") must receive the affirmative vote of a majority of the votes cast (in person or by proxy) by the holders of Common Stock entitled to vote at the Annual Meeting at which a quorum is present. Abstentions will be counted for purposes of constituting a quorum, but will not have the effect of a vote against the 1999 Plan. Broker non-votes will not be counted for purposes of constituting a quorum with respect to this matter and will not affect the outcome.

                  Directors must be elected by a plurality of votes cast (in person or by proxy) by the holders of Common Stock entitled to vote at the Annual Meeting if a quorum is present. Abstentions and broker non-votes will be counted for purposes of constituting a quorum, but will not have the effect of voting in opposition to a director.

                  The proposal to appoint KPMG LLP as the Company's auditors and any other matters to be voted on at the Annual Meeting shall be determined based upon the vote of the majority of votes cast (in person or by proxy) by the holders of Common Stock entitled to vote at the Annual Meeting if a quorum is present. Abstentions and broker non-votes will be counted for purposes of constituting a quorum, but will not have the effect of a vote against such proposals.

                  All expenses of the Annual Meeting, including the cost of soliciting proxies, will be paid by the Company. The Company may reimburse persons holding shares in their names for others, or holding shares for others who have the right to give voting instructions, such as brokers, banks, fiduciaries and nominees, for such persons' reasonable expenses in forwarding the proxy materials to their principals.

                  Any shareholder giving a proxy may revoke it by delivering a written notice of such revocation to the Secretary of the Company at 30 Burton Hills Boulevard, Suite 400, Nashville, Tennessee 37215 prior to the Annual Meeting, by submitting to the Company a more recently dated proxy or by attending the Annual Meeting and voting at any time before it is exercised.

                  In voting by proxy for the election of four nominees as Class II directors to serve three year terms, shareholders may vote in favor of all four nominees, withhold their votes as to all four nominees or withhold their votes as to specific nominees. If no instructions are indicated, such proxies will be voted FOR the election of all four nominees as directors.

         PROPOSAL 1: ADOPTION OF THE COMPANY'S 1999 INCENTIVE STOCK PLAN

                  The Company's Board of Directors has approved the establishment of the Company's 1999 Incentive Stock Plan (the "1999 Plan"). The primary purpose of the 1999 Plan is to provide a performance incentive to officers, directors and key employees of the Company. The description below is intended to be a summary of the material provisions of the 1999 Plan. The description is qualified in its entirety by reference to the full text of the 1999 Plan, which is attached hereto as Appendix A.

DESCRIPTION OF THE 1999 PLAN

                  A total of 4,500,000 shares of Common Stock has been reserved for issuance under the 1999 Plan, none of which have been issued. The 1999 Plan is replacing the expired Amended 1988 Incentive Stock Plan. The purpose of the 1999 Plan is to provide a performance incentive to officers, directors and key employees who perform services that enhance the value of shareholders' equity. The Compensation Committee is authorized to administer the 1999 Plan and to grant awards to Company officers, directors and key employees who provide significant services to the Company. The 1999 Plan provides for the award of (i) "incentive stock options" ("ISOs") described in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") to employees of the Company and,
(ii) options that are not ISOs (non-qualified options" or "NSOs") to directors and employees of the Company (collectively, ISOs and NSOs, are referred to as "Options"). The 1999 Plan will continue indefinitely until terminated by the Board of Directors.

                  The Compensation Committee is authorized to determine which individuals are to receive options under the 1999 Plan, the type of option to be granted (i.e., ISOs or NSOs) and the exercise prices and vesting dates of each Option. The exercise price of ISOs may not be less than 100% of the fair market value of the Common Stock on the date of grant (110% for individuals who own more than 10% of the total outstanding Common Stock). These and other terms are set forth in a written agreement between the Company and the individual receiving the award. The aggregate fair market value of Common Stock (determined at the time the option was granted) with regard to which ISOs are exercisable by an individual for the first time during any calendar year may not exceed $100,000. No Option shall be exercisable after the expiration of ten years from the date it is granted (five years for ISOs granted to individuals who own more than 10% of the total outstanding shares of Common Stock).

                  Once an Option has become exercisable, the individual may purchase shares of Common Stock from the Company by paying the exercise price in cash, shares of Common Stock or in other consideration acceptable to the Compensation Committee. Options become fully vested upon the occurrence of a merger or certain other corporate events in which the control of the Company is changed.

                  The number of shares granted pursuant to any Option under the 1999 Plan is subject to the discretion of the Compensation Committee and, therefore, cannot be determined in advance. Similarly, the dollar value of such Options cannot be determined prior to their grant.

1999 PLAN BENEFITS

                  To date no Options have been granted pursuant to the 1999
Plan.

FEDERAL INCOME TAX CONSEQUENCES

                  Tax consequences to the Company and to individuals receiving Options will vary with the type of Option. Generally, a participant will not recognize income, and the Company is not entitled to take a deduction, upon the grant of an ISO or a NSO, under the 1999 Plan. An individual who exercises an ISO will not recognize income on its exercise if he or she does not sell the shares of Common Stock acquired thereby for at least two years after the date of grant and one year after exercising the ISO. Any gain or loss on the sale of the Common Stock after these statutory holding periods will be subject to capital gains treatment. The exercise price of the ISO is the basis for purposes of determining capital gains. For Options exercised after December 31, 2000, reduced capital gains rates apply if the Common Stock is held for at least five years.

                  An individual who disposes of the Common Stock before the statutory holding periods are satisfied will have engaged in a "disqualifying disposition" and will recognize ordinary compensation income on the difference between the exercise price of the ISO and the fair market value of the Common Stock at the time the ISO was exercised. The individual's basis in the Common Stock after a disqualifying disposition is its fair market value at the time of exercise. The individual will also be subject to tax on capital gain, if any, upon the sale of the Common Stock on the amount realized in excess of the basis.

                  Generally, the Company is not entitled to a tax deduction upon the grant of an Option or the exercise of an ISO under the 1999 Plan. However, if the individual engages in a disqualifying disposition, the Company may take a tax deduction for the amount of ordinary income recognized by the individual.

                  Upon exercise of a NSO, the individual recognizes ordinary income on the difference between the fair market value of the Common Stock and the exercise price paid under the NSO. The Company is generally entitled to deduct the amount recognized by the individual for tax purposes. The individual is also subject to capital gains treatment on the subsequent sale of the Common Stock. For this purpose, the individual's basis in the Common Stock is its fair market value at the time the NSO is exercised.

REGISTRATION UNDER THE SECURITIES ACT OF 1933

                  The Company intends to register the shares of Common Stock authorized for issuance under the 1999 Plan on a Registration Statement on Form S-8 as soon as practicable after adoption of the 1999 Plan by the shareholders of the Company.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF
                 THE ADOPTION OF THE 1999 INCENTIVE STOCK PLAN.

PROPOSAL 2:  ELECTION OF DIRECTORS



                  The Company's Restated Charter provides that the Board of Directors shall be divided into three classes of as nearly equal size as possible. Approximately one-third of the directors are elected each year. The Board of Directors has nominated the four individuals named below under the caption "Class II Nominees" for election as directors to serve until the annual meeting of shareholders in 2002 and until their successors have been elected and qualified. All of the Class II nominees are currently serving on the Board of Directors of the Company with terms expiring at this Annual Meeting.

                  The Company's Amended Bylaws provide that the Board of Directors shall consist of not less than three nor more than 15 directors as established by the Board of Directors. The size of the Board of Directors has been established at, and currently consists of, 11 directors. Mr. Richard Wright resigned his positions as a director and executive officer of the Company effective October 23, 1998. Mr. John K. Crawford was appointed to fill the vacancy on the Board resulting from Mr. Wright's resignation and will stand for re-election to the Board of Directors with the other Class I Directors in 2001.

CLASS II NOMINEES:

SAM A. BROOKS, JR.
Age - 60
Director since 1988

                  Mr. Brooks is President, Chief Executive Officer and a director of Renal Care Group, Inc., a provider of nephrology services ("Renal Care"). He is also President of MedCare Investments Corp., a health care investment company, and is Chairman of National Imaging Affiliates, Inc., an owner of outpatient diagnostic imaging centers. From 1986 to 1989, Mr. Brooks was President of Nationwide Health Properties, a health care real estate investment trust. From 1969 to 1986, Mr. Brooks served as the Chief Financial Officer of Hospital Corporation of America ("HCA"). Mr. Brooks is a director of Kinetic Concepts, Inc., a hospital bed manufacturer, Nationwide Health Properties, a real estate investment trust, and Quorum Health Group, Inc. ("Quorum"), an owner and operator of hospitals.

THOMPSON S. DENT
Age - 49
Director since 1992

                  Mr. Dent serves as the President and Chief Operating Officer of the Company. From October 1997 to October 1998, Mr. Dent served as Executive Vice President and Chief Operating Officer. Mr. Dent served as Executive Vice President, Corporate Services, from the inception of the Company until October 1997 and served as Secretary of the Company from 1991 to October 1998. Mr. Dent served as Vice President of Development at EQUICOR - Equitable HCA Corporation ("EQUICOR") from 1986 until 1988. Prior to 1986, Mr. Dent served as Director of Mergers and Acquisitions for HCA. Mr. Dent is a director of Healthcare Realty Trust Incorporated ("HRT"), a real estate investment trust.

DR. JAMES A. MONCRIEF
Age - 63
Director since 1988

                  Dr. Moncrief is a physician specializing in pediatrics and pediatric neurology at Green Clinic in Ruston, Louisiana, a clinic operated by the Company. Dr. Moncrief joined Green Clinic in 1966 and serves as its President.

KAY COLES JAMES
Age -- 49
Director since 1997

                  Ms. James is a dean of Regent University, Robertson School of Government in Virginia Beach, Virginia. Ms. James also serves as Chairperson of the National Gambling Impact Study Commission. From January 1994 to 1996, Ms. James served as Secretary of Health and Human Resources for the Commonwealth of Virginia. From January 1993 to January 1994, she served as Senior Vice President of the Family Research Council. From December 1991 to January 1993, Ms. James served as Associate Director of the White House Office of National Drug Control Policy.

CONTINUING DIRECTORS:

                  The persons named below will continue to serve as directors until the annual meeting of shareholders in the year indicated and until their successors are elected and take office. Shareholders are not voting at this Annual Meeting on the election of Class I and Class III directors. The following table shows the names, ages and principal occupations of each continuing director and the year in which each was first elected to the Board of Directors.

CLASS I DIRECTORS SERVING UNTIL 2001:

DR. WINFIELD DUNN
Age - 71
Director since 1988

                  Dr. Dunn is a former Governor of the State of Tennessee. From 1979 to 1985, Dr. Dunn served as Senior Vice President, Government Affairs, for HCA. From 1987 to 1991, Dr. Dunn served as Chairman of the Board of First Cumberland Bank. In 1993, Dr. Dunn became Chairman of the Board of MedShares Management Group, Incorporated, an owner and manager of home health care agencies.

C. SAGE GIVENS
Age - 42
Director since 1989

                  Since 1995, Ms. Givens has served as the managing partner of Acacia Venture Partners, L.P., a private venture fund specializing in health care services. From 1987 to 1995, Ms. Givens served as a general partner of First Century Management Company. Ms. Givens joined First Century in 1983. Ms. Givens is a director of HEALTHSOUTH Corporation, a leading provider of rehabilitation services and outpatient surgery centers, and UROHEALTH Systems, Inc., a designer, manufacturer and marketer of urological medical products.

DR. JOSEPH A. HILL
Age - 58
Director since 1989

                  Dr. Hill is a physician specializing in family practice at Doctors' Clinic in Vero Beach, Florida, a clinic operated by the Company. Dr. Hill joined Doctors' Clinic in 1973 and served as its President from 1988 to 1991.

JOHN K. CRAWFORD
Age - 40
Director since 1998

                  Mr. Crawford has served as Executive Vice President since February, 1998, Chief Financial Officer since 1995 and as a Vice President of the Company since 1993. From 1991 to 1993, Mr. Crawford served as Director of Clinic Financial Operations for the Company. Prior to joining the Company, from 1987 to 1991, Mr. Crawford served as a Senior Manager for KPMG LLP, in Nashville, Tennessee, the Company's independent public accountants.

CLASS III DIRECTORS SERVING UNTIL 2000:

RONALD B. ASHWORTH
Age - 54
Director since 1992

                  Since 1991, Mr. Ashworth has served as Executive Vice President and Chief Operating Officer of the Sisters of Mercy Health System, St. Louis, Missouri ("SMHS"), a system consisting of hospitals and affiliated health care entities serving a seven-state area in the central and southwestern United States. Mr. Ashworth has been a director SMHS since its inception in 1986. From 1986 to 1990, Mr. Ashworth served as Vice Chairman of Specialized Industries and Marketing for KPMG LLP, the Company's independent public accountants. From 1978 to 1985, Mr. Ashworth served as the National Director of the health care practice of KPMG LLP. Since 1995 Mr. Ashworth has been a director of the Benedictine Health System in Duluth, Minnesota.

JOSEPH C. HUTTS
Age - 57
Director since 1988

                  Mr. Hutts has served as Chairman of the Board and Chief Executive Officer of the Company since the Company's inception. Mr. Hutts also served as President from such time until the appointment of Mr. Dent as President in October 1998. From 1977 to 1986, Mr. Hutts served in various positions with HCA, including Vice President, Operations, Senior Vice President, Western Operations, and President of HCA Health Plans, a managed care subsidiary of HCA. Mr. Hutts served as Vice Chairman and Chief Operating Officer of EQUICOR from 1986 to 1987. Mr. Hutts serves on the boards of directors of Renal Care and Quorum.

DERRIL W. REEVES
Age - 55
Director since 1988

                  Mr. Reeves has served as Vice Chairman of the corporation since October 1998. In addition, Mr. Reeves serves and has served as Executive Vice President and Chief Development Officer of the Company since the Company's inception. Prior to becoming an officer of the Company, Mr. Reeves served as Vice President of Sales and Marketing with HCA Management Company from 1977 to 1986, at which time he took the position of Senior Vice President, National Sales, with EQUICOR, a position he held until 1987. Mr. Reeves is a director of American Dental Partners, Inc.

INFORMATION REGARDING THE BOARD OF DIRECTORS

                  The Board of Directors held eleven meetings, including regular and special meetings, and took action by written consent five times during 1998. Each director, except for Mr. Ashworth, Ms. Givens, Ms. James and Mr. Dent, attended at least 75% of the meetings of the Board of Directors and committees thereof on which the director serves.

                  The Committees of the Board of Directors consist of an Audit Committee, on which Mr. Brooks and Ms. Givens serve, and a Compensation Committee, on which Mr. Ashworth and Drs. Dunn, Hill and Moncrief serve. During 1998, the Audit Committee met twice, and the Compensation Committee met four times. The Audit Committee is responsible for recommending the independent public accountants to the Board of Directors, reviewing audit fees and supervising matters relating to audit functions and other financial controls. The Compensation Committee is responsible for approving compensation arrangements for executive officers of the Company, reviewing compensation plans, granting stock options and Restricted Stock and Bonus Stock awards and reviewing employee compensation policies. The Board of Directors has no standing nominating committee.

COMPENSATION OF DIRECTORS

                  Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors. Non-Employee Directors are entitled to receive (i) a retainer equal to $7,000 times the number of years for which the Non-Employee Director is elected, payable in restricted shares of the Common Stock, at a price per share equal to the closing sales price of the Common Stock as of the date of the annual meeting of shareholders at which the director is elected to serve, and (ii) options for the purchase of 6,750 shares of Common Stock automatically issued as of January 1 of each year during which the Non-Employee Director serves the Company at a per share price equal to the closing sales price of the Common Stock on the date of grant. Such newly granted options are immediately exercisable for all shares subject to such options. In addition, Non-Employee Directors receive $2,500 in cash per regular and special meeting of the Board of Directors and $1,000 per committee meeting. The shares of restricted stock are held by the Company, and Non-Employee Directors receive one-third of the shares representing the retainer amount referenced above at the completion of each year of service during the three year term for which they were elected. Board members are reimbursed for their expenses for each meeting attended.



      THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE
                ELECTION OF ALL OF THE PROPOSED CLASS II NOMINEES
                           TO THE BOARD OF DIRECTORS.

                        PROPOSAL 3: SELECTION OF AUDITORS

                  Upon the recommendation of the Audit Committee, the Board of Directors of the Company has appointed, subject to the approval of the shareholders, the firm of KPMG LLP as independent public accountants to audit the Company's consolidated financial statements for the year ending December 31, 1999. If the appointment of KPMG LLP is not approved by the shareholders, the matter will be referred to the Audit Committee for further review.

                  It is anticipated that representatives of KPMG LLP will attend the Annual Meeting and will have an opportunity to make a statement, if they determine to do so, and will be available to respond to questions at that time.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE SELECTION OF KPMG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS
                  TO AUDIT THE COMPANY'S CONSOLIDATED FINANCIAL
                STATEMENTS FOR THE YEAR ENDING DECEMBER 31, 1999.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

                  The following table sets forth certain information regarding beneficial ownership as of March 31, 1999 (unless otherwise indicated) by (i) all directors, nominees for directors and executive officers, (ii) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock of the Company, and (iii) all directors and officers as a group. Except as otherwise indicated, the beneficial owners listed below have sole voting and investment power with respect to all shares owned by them, except to the extent such power is shared by a spouse under applicable law.


                                                                            SHARES            PERCENTAGE OF
                                                                         BENEFICIALLY          OUTSTANDING
                   NAME AND ADDRESS OF BENEFICIAL OWNER                    OWNED(1)               SHARES
                   ------------------------------------                    --------               ------
Joseph C. Hutts(2)................................................          1,925,499               2.5%
Thompson S. Dent(4)...............................................          1,694,648               2.2
Derril W. Reeves(3)...............................................          1,642,768               2.1
Richard D. Wright(5)..............................................             45,650               *
John K. Crawford(6)...............................................          1,015,603               1.3
Ronald B. Ashworth(7).............................................             57,837               *
Sam A. Brooks, Jr.(8).............................................             71,699               *
Dr. Winfield Dunn(9)..............................................             79,854               *
C. Sage Givens(10)................................................             68,976               *
Dr. Joseph A. Hill(11)............................................             88,290               *
Kay Coles James (12)..............................................             29,008               *
Dr. James A. Moncrief(13).........................................             86,885               *
E. M. Warburg, Pincus & Co., LLC(14)..............................          7,488,387               9.8
Legg Mason, Inc.(15)..............................................          5,599,550               7.4
The Prudential Insurance Company of America(16)...................          4,212,991               5.5
All directors and officers as a group (12 persons)(17)............          6,806,717               8.3

---------------
*        Less than 1%.
(1) Includes shares of Common Stock subject to options which may be exercised within 60 days of March 31, 1999. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual holding such shares, but are not deemed outstanding for purposes of computing the percentage of any other person shown in the table.
(2)      Includes options to purchase 1,807,488 shares of Common Stock.
(3)      Includes options to purchase 1,473,741 shares of Common Stock.
(4)      Includes options to purchase 1,528,741  shares of Common Stock. Of
         Mr. Dent's 165,907 shares, 147,986 shares are held in four trusts by Mr. Dent for the benefit of members of his immediate family.
(5) Mr. Wright resigned as an officer and director in October 1998. All unexercised options held by Mr. Wright have been terminated.
(6) Includes options to purchase 960,254 shares of Common Stock. Of these shares, 4,628 shares are held in trust by Mr. Crawford for the benefit of his two minor daughters, 5,000 shares are held in an IRA for his spouse and 1,000 shares are held by C.T. Investments, a general partnership.
(7) Includes options to purchase 55,500 shares of Common Stock and 508 shares of restricted Common Stock.
(8) Includes options to purchase 52,125 shares of Common Stock and 206 shares of restricted Common Stock.
(9) Includes options to purchase 65,626 shares of Common Stock and 1,308 shares of restricted Common Stock.
(10) Includes options to purchase 57,188 shares of Common Stock and 1,308 shares of restricted Common Stock.
(11) Includes options to purchase 57,188 shares of Common Stock and 1,308 shares of restricted Common Stock.

(12) Includes options to purchase 28,500 shares of Common Stock and 254 shares of restricted Common Stock.
(13) Includes options to purchase 57,188 shares of Common Stock and 206 shares of restricted Common Stock.
(14) E. M. Warburg, Pincus & Co., 101,387 shares are held by advisory accounts managed by Warburg Pincus Asset Management, Inc. on a discretionary basis. Information as of March 8, 1999 and is derived from Commission filings. Warburg, Pincus' address is 466 Lexington Avenue, New York, New York 10017. Information is as of December 31, 1998 and is derived from Commission filings.
(15) Legg Mason, Inc. is an investment company. The address of Legg Mason is 100 Light Street, Baltimore, Maryland, 21202. Legg Mason Special Investment Trust, Inc. holds 5,599,550 shares. Information is as of December 31, 1998 and is derived from Commission filings.
(16) The Prudential Insurance Company is a mutual insurance company has shared voting power over 4,175,900 shares. The address of Prudential Insurance is 751 Broad Street, Newark, New Jersey 07102. Information is as of December 31, 1998 and is derived form Commission filings.
(17) Includes options to purchase 6,143,539 shares of Common Stock and 5,098 shares of restricted Common Stock.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

                  Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's securities to file reports of ownership and changes in ownership with the Commission.

                  Based solely on a review of copies of reports filed with the Commission and written representations from certain of the Company's directors and executive officers, no other reports were required.

                             EXECUTIVE COMPENSATION

                  The following table sets forth summary information concerning compensation paid or accrued by or on behalf of the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 (hereinafter, collectively referred to as the "Named Executive Officers") for services rendered in all capacities to the Company for the years ended December 31, 1996, 1997 and 1998:

                           Summary Compensation Table

                                            Annual Compensation(1)                            Long-Term Compensation
                                   --------------------------------------              ------------------------------------
                                                                                         Securities
         Name and                                                                       Underlying            All Other
    Principal Position             Year      Salary($)           Bonus($)              Options(#)(2)        Compensation($)
    ------------------             ----      ---------           --------              -------------        ---------------
Joseph C. Hutts...............     1998      $646,000(3)       $ 60,000(4)               402,199                $8,000(5)
   Chairman of the Board           1997       586,000              --  (6)               275,259(6)              8,000(7)
   and Chief Executive Officer     1996       508,000           178,300(8)               226,593                 7,500(9)


Thompson S. Dent..............     1998      $471,000(3)       $ 55,000(4)               364,619                $8,000(5)
   President and                   1997       416,000               -- (6)               204,576(7)              8,000(8)
   Chief Operating Officer         1996       358,000           124,810(9)               170,113                 7,500(10)


Derril W. Reeves..............     1998      $471,000(3)       $ 55,000(4)               334,619                $8,000(5)
   Vice Chairman, Executive        1997       416,000              --  (6)               204,576(7)              8,000(8)
   Vice President and Chief        1996       358,000           124,810(9)               170,113                 7,500(10)
   Development Officer


Richard D. Wright (11)........     1998      $471,000(3)       $ 55,000(4)               114,619                $8,000(5)
   Executive Vice President,       1997       416,000               -- (6)               204,576(7)              8,000(8)
   Corporate Services              1996       358,000           124,810(9)               170,113                 7,500(10)


John K. Crawford..............     1998      $366,000(3)       $ 50,000(4)               306,117                $9,832(5)
   Executive Vice President        1997       316,000               -- (6)               150,914(7)              8,952(8)
   and Chief Financial Officer     1996       258,000            71,325(9)               127,568                 8,155(10)

---------------
(1) In 1997, the Company did not pay any perquisites or other personal benefits to the Named Executive Officers. For 1996 and 1998, the perquisites and personal benefits paid to each of the Named Executive Officers was less than $50,000 or 10% of the total salary and bonus reported for the Named Executive Officers, and, therefore, the amount of such other annual compensation is not reported.
(2) Reflects the three-for-two stock split of the Common Stock effected in June 1996.
(3)      Includes cash compensation of $586,000, $416,000, $416,000, $416,000 and $316,000 and options to purchase 9,023, 8,271, 8,271, 8,271 and
         7,519 shares of Common Stock for Messrs. Hutts, Dent, Reeves, Wright and Crawford, respectively. The options are exercisable at a price of $19.00 per share and expire January 14, 2008.
(4) In lieu of any cash bonus for 1998, Messrs. Hutts, Dent, Reeves, Wright and Crawford were granted options to purchase 40,060, 29,534, 29,534, 29,534 and 22,015 shares of Common Stock, respectively, at an exercise price of $19.00 per share. These options expire April 14, 2001.
(5) Includes the 1998 contributions by the Company to a defined contribution plan of $8,000 for the four named Executive Officers and includes excess premiums paid by the Company in 1998 in term life insurance policies of $1,832 paid on behalf of Mr. Crawford.

(6) Options to purchase shares have been forfeited by the recipient as a result of the recipient's election to forego any bonus for 1997.
(7) Of these options, Messrs. Hutts, Reeves, Wright, Dent and Crawford subsequently elected to forfeit options to purchase 38,000, 26,667, 26,667, 26,667 and 17,500 shares of Common Stock, respectively.
(8) Includes the 1997 contributions by the Company to a defined contribution plan of $8,000 for each Named Executive Officer and includes excess premiums paid by the Company in 1997 on term life insurance policies of $952 paid on behalf of Mr. Crawford.
(9) Of these amounts, Messrs. Hutts, Reeves, Wright, Dent and Crawford elected to forego $89,148, $62,404, $24,943, $62,404 and $35,249 in exchange for 3,910, 2,737, 1,094, 2,737 and 1,564 shares of Bonus
         Stock, respectively. These shares of Bonus Stock vested on May 16, 1997. The shares of Bonus Stock were issued on January 3, 1997 at a per share price of $22.80.
(10) Includes the 1996 contributions by the Company to a defined contribution plan of $7,500 for each Named Executive Officer and includes excess premiums paid by the Company in 1996 on group term life insurance of $655 on behalf of Mr. Crawford.
(11) Represents compensation through Mr. Wright's resignation effective October 23, 1998.

                  The following table sets forth information concerning the stock options granted to the Named Executive Officers in 1998:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                 Individual Grants
                              -------------------------------------------------------
                               Number of                                                 Potential Realizable Value
                              Securities     Percent of                                  at Assumed Annual Rates of
                              Underlying    Total Options                               Stock Price Appreciation for
                                Options      Granted to     Exercise or                        Option Term(3)
                                Granted     Employees in     Base Price    Expiration   ----------------------------
            Name                (#) (1)      Fiscal Year     ($/Sh) (2)       Date           5% ($)        10% ($)
            ----                -------      -----------     ----------       ----           ------        -------

Joseph C. Hutts...........         9,023         0.5%          $19.00        1/14/08         130,989        277,264
                                  40,060         0.1           $19.00        4/14/01         119,975        251,937
                                 131,116         1.5            $7.91        8/20/08         652,244      1,652,914
                                 260,000         3.0            $5.00        9/30/08         817,563      2,071,865

Thompson S. Dent..........         8,271         0.3           $19.00        1/14/08          98,830        250,455
                                  29,534         0.1           $19.00        4/14/01          96,571        204,411
                                 103,481         1.2            $7.91        8/20/08         514,772      1,304,534
                                 250,000         2.9            $5.00        9/30/08         786,118      1,992,178

Derril W. Reeves..........         8,271         0.3           $19.00        1/14/08          98,830        250,455
                                  29,534         0.1           $19.00        4/14/01          96,571        204,411
                                 103,481         1.2            $7.91        8/20/08         514,772      1,304,534
                                 220,000         2.6            $5.00        9/30/08         691,784      1,753,117

Richard D. Wright(4)......         8,271         0.3           $19.00        1/14/08          98,830        250,455
                                  29,534         0.1           $19.00        4/14/01          96,571        204,411
                                 103,481         1.2            $7.91        8/20/08         514,772      1,304,534

John K. Crawford..........         7,519         0.3           $19.00        1/14/08          89,845        227,684
                                  22,015         0.1           $19.00        4/14/01          71,985        152,371
                                  74,083         0.9            $7.91        8/20/08         368,530        933,928
                                 220,000         2.6            $5.00        9/30/08         691,784      1,753,117

---------------
(1) All options granted to the Named Executive Officers, including the options described above, are immediately exercisable. Options listed in the table were granted under the Company's Amended 1988 Incentive Stock Plan.

(2) Represents the fair market value per share of the Common Stock on the date of the grant of the option.
(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term and based upon assumed rates of appreciation in the market price of the Common Stock of 5% and 10% compounded annually from the date of grant to the expiration date. Actual gains, if any, upon the exercise of stock options will depend on the future performance of the Common Stock and the date on which the options are exercised.
(4) Mr. Wright resigned his position as an executive officer and director effective October 23, 1998.

                  The following table sets forth information with respect to the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year by the Named Executive Officers:

                       AGGREGATED OPTION EXERCISES IN LAST
                         FISCAL YEAR AND FISCAL YEAR END
                                  OPTION VALUES


                                                                 Number of Securities             Value of Unexercised
                                                             Underlying Unexercised Options        In-the-Money Options
                             Shares                              at Fiscal Year-End(#)          at Fiscal Year-End($)(2)
                           Acquired on         Value             ---------------------          ------------------------
          Name             Exercise(#)    Realized($)(1)     Exercisable    Unexercisable     Exercisable    Unexercisable
          ----             -----------    --------------     -----------    -------------     -----------    -------------
Joseph C. Hutts..........      25,313       $313,797           1,507,488          --           $1,113,973          --
Thompson S. Dent.........          --             --           1,253,741          --            1,169,698          --
Derril W. Reeves.........          --             --           1,223,741          --            1,112,398          --
Richard D. Wright(3).....      52,188      1,052,954             951,553          --              521,675          --
John K. Crawford.........     112,883      1,840,595             710,254          --              420,200          --

---------------
(1) Based upon the closing sales price of a share of Common Stock as reported on the Nasdaq Stock Market on the date of exercise, less the exercise price for the options.
(2) Based upon the closing sales price of the Common Stock of $6.91 per share as reported on the Nasdaq Stock Market on December 31, 1998, less the exercise price for the options.
(3) Mr. Wright resigned his position as an executive officer and director in October 1998.

                  The Company has not awarded stock appreciation rights to any employee of the Company and has no long-term incentive plans, as such term is defined in Commission regulations.

RETIREMENT PLAN

                  The Company developed a supplemental, non-qualified retirement plan (the "Retirement Plan") for certain of the Company's executive officers effective as of January 1, 1997. As of December 31, 1998, under the terms of the Retirement Plan, Messrs. Hutts, Reeves, Dent and Crawford (the "Eligible Officers") were eligible to participate. The Company has acquired certain insurance policies with respect to each of the Eligible Officers and funds the Retirement Plan through the development of cash surrender values and death benefits on such policies. The Company may elect to terminate the Retirement Plan at any time.

                  The Retirement Plan also provides a death benefit for Eligible Officers while they are employees of the Company. Pursuant to the Retirement Plan, the estate of an Eligible Officer who dies while an employee of the Company will be entitled to receive a taxable death benefit from one to three times the Eligible Officer's salary.

                  Retirement Plan benefits are limited to the amount that the Company has paid to fund these policies or any other funding device established by the Company. After the occurrence of a change of corporate control, however, the benefit payable is a straight life annuity (with a ten-year certain period) with annual payments equal to 55% (or, if greater, 2.5% for each year of service) of the Eligible Officer's compensation at the time of the change in control. In addition, the Retirement Plan provides for additional payments by the Company to offset the effects of excise taxes for which the Eligible Officer may become liable under Section 4999 of the Code upon a change of corporate control.

                  Benefits payable under the Retirement Plan are based upon the average rate of compensation for the three consecutive calendar years prior to the Eligible Officer's retirement that results in the highest average. Benefits under the Retirement Plan are not subject to offset for Social Security benefits.

                  The following table illustrates the total combined estimated annual pension benefits payable to an Eligible Officer at normal retirement age (age 60 under the Retirement Plan) after a change of control based on compensation that is covered under the plans and years of service with the Company and its subsidiaries:

                                 RETIREMENT PLAN

 Average Annual Remuneration Plus
   Company Contributions to the                              Years of Service at Retirement
      Company's Qualified               -----------------------------------------------------------------------
    Retirement Plan (401(k))               15              20              25              30             35
    ------------------------               --              --              --              --             --
         $   200,000                    $110,000       $110,000         $125,000         $150,000     $ 175,000
             300,000                     165,000        165,000          187,500          235,000       262,500
             400,000                     220,000        220,000          250,000          300,000       350,000
             500,000                     275,000        275,000          312,500          375,000       437,500
             600,000                     330,000        330,000          375,000          450,000       525,000
             700,000                     385,000        385,000          437,500          525,000       612,500
             800,000                     440,000        440,000          500,000          600,000       700,000
             900,000                     495,000        495,000          562,500          675,000       787,500
           1,000,000                     550,000        550,000          625,000          750,000       875,000
           1,100,000                     605,000        605,000          687,000          825,000       962,500
           1,200,000                     660,000        660,000          750,000          900,000     1,050,000

                  As of December 31, 1998, the average three-year compensation, as defined in the Retirement Plan, of the Eligible Officers was: (i) Mr. Hutts, $641,000; (ii) Mr. Reeves, $458,000; (iii) Mr. Dent, $458,000 and, (iv) Mr.
Crawford, $336,000. The estimated credited years of service for the Eligible Officers were: (i) Mr. Hutts, ten years; (ii) Mr. Reeves, ten years; (iii) Mr. Dent, ten years, and (iv) Mr. Crawford, seven years.

EMPLOYMENT CONTRACTS AND TERMINATION AND CHANGE-OF-CONTROL ARRANGEMENTS

                  Messrs. Hutts, Reeves, Dent and Wright, entered into Amended and Restated Employment Agreements with the Company which were effective August 1, 1997, and Mr. Crawford entered into an Amended and Restated Employment Agreement with the Company which was effective April 1, 1999 (collectively, the "Amended Agreements"). The Amended Agreements supersede the employment agreements entered into by each of Messrs. Hutts, Reeves, Dent and Wright as of March 25, 1994 and the employment agreement of Mr.

Crawford entered into as of August 13, 1997, and extend the employment of the executive officers for an initial period of five years from the date of the execution of the Amended Agreements, unless earlier terminated. Mr. Wright terminated his Amended Agreement effective October 1998. Each Named Executive Officer and the Company will begin to negotiate in good faith for the renewal of the Amended Agreements, commencing 30 months prior to the expiration of the term of the Amended Agreements. Failure by the Company and the Named Executive Officer to reach agreement as to the renewal of the Amended Agreement by 24 months prior to the expiration of the term, to extend the negotiation period of such Amended Agreement, or to reach agreement as to renewal by the end of the extended negotiation period will result in the Amended Agreement being terminated without cause.

                  Each of the Amended Agreements provides that the Named Executive Officer may terminate his agreement upon giving 90 days prior written notice of termination to the Company. The Amended Agreements also provide that the Company may terminate the Named Executive Officer at any time for cause, which includes a violation by the Named Executive Officer of any material term of the Amended Agreement or if the Named Executive Officer is convicted of a felony or commits an act of dishonesty, fraud or embezzlement against the Company or its affiliates.

                  In the event the Company terminates a Named Executive Officer without cause, the Company is obligated to pay to such Named Executive Officer all bonuses and unreimbursed expenses owed that have accrued. The Company will also (i) continue to pay the Named Executive Officer's salary for the longer of the remaining term of the Amended Agreement or 24 months, (ii) continue to provide insurance and other benefits for the period the salary is paid, (iii) provide that all grants of outstanding options, Restricted Stock, Bonus Stock and any other incentive stock awards become fully vested and (iv) cause all deferred compensation, supplemental retirement programs and similar programs to become fully funded.

                  In the event of a merger or consolidation of the Company where the Company does not survive, or survives only as a subsidiary of another company or in the event any person becomes the holder of 50% or more of the Company's outstanding voting securities or has the power, directly or indirectly, to designate a majority of the members of the Board of Directors ("Change of Control") and any of Messrs. Hutts, Dent, Reeves or Crawford terminates his Amended Agreement within two years of such event, he will be entitled to the benefits described immediately above. In the event Messrs. Hutts, Dent, Reeves or Crawford becomes subject to an excise tax under Section 4999 of the Code as a result of such payments, the Company will provide additional payments to such executive officer to avoid any adverse economic impact from such excise tax. Additionally upon a Change of Control, payments will be made to the Named Executive Officers under the Retirement Plan, as described under the heading "Retirement Plans."

                  In the event any of Messrs. Hutts, Dent, Reeves or Crawford becomes disabled and his disability continues for a period of 60 consecutive days, the Company will pay the disabled executive officer's insurance, bonus and other benefits for a period of six months from the date of the beginning of the disability. The executive officer's salary would be reduced by any disability income paid pursuant to any disability insurance policy maintained under the terms of his Amended Agreement. Messrs. Hutts, Reeves and Dent have individual disability insurance policies, the premiums for which are paid by the Company. All other officers and employees of the Company have disability insurance through a group policy, the premiums for which are also paid by the Company.

                  Each of the Named Executive Officer's compensation shall consist of an annual salary determined by the Compensation Committee, vacation, bonuses and reimbursement for all reasonable expenses incurred in the performance of his duties. For 1999, Mr. Hutts' base salary is $600,000 and the base salary for Mr. Dent is $500,000. The 1999 base salary for each of Messrs. Reeves and Crawford is $425,000. The base salary of the Named Executive Officers may be adjusted each year by the Compensation Committee.

                  Under the Amended Agreements, each Named Executive Officer agrees that during the term of the applicable agreement and for a period of 24 months following the expiration or termination of the applicable agreement, the Named Executive Officer will not (i) operate, develop or own any interest in, other than the ownership of less than 5% of the equity securities of a publicly-traded company, any business which has significant (viewed in relation to the business of the Company) activities or has announced an intention to focus significant resources, relating to the ownership, management or operation of multi-specialty medical clinics, physician group practices, independent practice associations, or other similar entities (a "Business"), (ii) compete with the Company or any of its subsidiaries and affiliates in the operation or development of any Business within the United States, (iii) be employed by any business which owns, manages or operates a Business, (iv) interfere with, solicit, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company, its subsidiaries or affiliates and any customer, client, supplier or employee of the Company, its subsidiaries or affiliates, or (v) solicit any employee of the Company, its subsidiaries or affiliates to leave their employment with the Company, its subsidiaries or affiliates, or hire any such employee to work for a Business. In the event the Named Executive Officer is terminated without cause, the above provisions are applicable only for so long as the Company is obligated to pay the Named Executive Officer's compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

                  The Compensation Committee of the Board of Directors during 1998 consisted of Mr. Ashworth and Drs. Dunn, Hill and Moncrief. None of the members of the Compensation Committee has at any time been an officer or employee of the Company or any of its subsidiaries, nor have any of the members had any relationship with the Company requiring disclosure by the Company, except for Drs. Hill and Moncrief, whose relationships are described hereinafter under the caption "Certain Relationships and Related Transactions."

EXECUTIVE OFFICERS OF THE COMPANY

                  The executive officers of the Company are as follows:

NAME                          AGE    POSITION
----                          ---    --------
Joseph C. Hutts.........      57     Chairman of the Board and Chief Executive Officer
Thompson S. Dent........      49     President and Chief Operating Officer
Derril W. Reeves........      55     Vice Chairman, Executive Vice President and Chief
                                     Development Officer
John K. Crawford........      40     Executive Vice President and Chief Financial Officer

                  See "Proposal 2: Election of Directors" for information regarding the backgrounds of the executive officers.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                  This report is submitted by the Compensation Committee of the Company at the direction of the Board of Directors pursuant to rules established by the Commission. This report provides certain data and information regarding the compensation and benefits provided to Mr. Hutts, the Company's Chief Executive Officer, as well as to Messrs. Reeves, Dent and Crawford.

                  The Compensation Committee is responsible for establishing and administering the Company's executive compensation policies and programs within the guidelines of the Company's compensation philosophy. Recommendations relating to the compensation of the Named Executive Officers are made by the Compensation Committee to the Board of Directors, which makes the final decisions as to compensation. Employees serving on the Board of Directors do not participate in the determination of their own compensation.

COMPENSATION PHILOSOPHY

                  The Compensation Committee's philosophy is to provide significant ownership opportunity to the Named Executive Officers so that they will continue to be motivated to enhance shareholder return and increase shareholder value. The compensation policies and programs utilized by the Compensation Committee and endorsed by the Board of Directors generally consist of the following:

                  - Recommend the Named Executive Officers' total compensation in relation to Company performance;

                  - Support the team concept among the Named Executive Officers by providing comparable base compensation amounts;

                  - Align base salary and bonus amounts for the Named Executive Officers with annual compensation levels paid to executive officers of companies comparable in size and performance to the Company; and

                  - Provide long-term incentive compensation in the form of stock options based upon a percentage of outstanding shares and an analysis of competitive stock option grants by a comparable group of health care companies.

                  The compensation program of the Company generally consists of
(i) base salary and annual incentive compensation in the form of cash bonuses and/or stock option awards and (ii) long-term incentive compensation in the form of stock options.

COMPENSATION

                  The Compensation Committee in 1998 utilized the services of an independent compensation consulting firm to further develop the compensation program for the Named Executive Officers. At the suggestion of the consulting firm, the Compensation Committee adopted certain refinements to the Company's compensation and benefit program. The 1998 compensation package for the Named Executive Officers continued to include annual compensation in the form of base salary consisting of cash and stock options, but any cash bonus was replaced with an option grant similar to the grant in 1997, and long-term compensation in the form of stock options.

                  The following briefly describes the sources of compensation:

Base Compensation

                  The Company's annual salary levels are intended to reflect the level of responsibility of the particular executive officer, with increases in salary resulting from the individual performance of the executive officer and the recognition of the Company's new and challenging business environment. In determining the levels of annual compensation payable to the Named Executive Officers, the Company used comparisons to compensation paid to executive officers in 18 companies in the health care industry as reported in their latest proxy statements as well as comparisons to executive officers in a broader based health care management company survey. The companies utilized in the comparison were located throughout the United States and many, but not all, of such companies are included in the peer group indices used in the performance graph included elsewhere in this Proxy Statement.

Annual Incentives

                  As stated above, the Named Executive Officers relinquished their opportunity for an annual cash incentive payment in 1998 in favor of an additional stock option grant. However, under normal circumstances where this opportunity is not relinquished, actual bonus opportunities are established in recognition of the bonuses paid in the health care industry and in consideration of the level of the Named Executive Officer's position in the Company and resulting impact on business success. The bonus is stated as a percentage of annual salary of the Named Executive Officers. In establishing the level of bonuses actually paid, the Compensation Committee utilizes a formula based upon a comparison of actual earnings per share and return on capital achieved during the year as compared to budgeted amounts for such results. Each of these factors is weighted equally in application of the bonus formula.

Long-Term Compensation

                  The Company's long-term compensation strategy includes the grant of stock options. The Company grants stock options to provide a total compensation package that rewards contributions by the executive officers to the Company's long-term stock performance. These grants are intended not only to motivate and retain the Named Executive Officers in the service of the Company, but also to more closely align the Named Executive Officers' interests with those of the Company's shareholders.

                  In making its decisions to approve stock option awards to the Named Executive Officers, the Compensation Committee evaluated the Company's performance for the year, the Company's growth plans, the desirability of long-term service from the Named Executive Officers, the value of options granted to persons in similar positions in comparable publicly traded health care companies, the number of options held by other executives in the Company with similar responsibilities as the executive at issue, and the amount and terms of options already held by the Named Executive Officers. The amount of long-term compensation granted to the Named Executive Officers in 1998 was based upon a consideration of the need to ensure that the options granted would provide a meaningful incentive to motivate and retain the Named Executive Officers. In connection with the ongoing compensation plans, the Committee intends to continue to promote long-term compensation structures which, in the Committee's opinion, provide features which properly align the Company's executive compensation with corporate performance and the interest of its shareholders and which offer competitive compensation relevant to comparable opportunities in the marketplace.

COMPENSATION PAID IN 1998 TO THE CHIEF EXECUTIVE OFFICER

Base Salary

                  The independent compensation consulting firm retained by the Compensation Committee continued to evaluate compensation levels paid to the Chief Executive Officer. Based upon an analysis of 18 similarly sized health care companies as reported in their most recent annual proxy statements, as well as a comparison to a broader based health care management company survey, the consulting firm recommended a salary increase for the Chief Executive Officer over 1997 levels.

                  In response to the recommendations of the consulting firm and in recognition of the performance of Mr. Hutts and the financial results of the Company, the Compensation Committee determined to increase the base salary of Mr. Hutts by approximately 10.2% over 1997 levels. That salary was based upon the consulting firm's recommendation to target the Company's compensation paid to its Chief Executive Officer to place the Company in the top 25% of the 18 similarly sized companies used in the study. The salary levels were also based upon the recognition of the Company's new and challenging business environment. An option to purchase 9,023 shares of Common Stock was granted to Mr. Hutts to represent the amount of his salary increase.

Annual Incentive for 1998

                  The target bonus established for Mr. Hutts for 1998 reflected the Company's new and challenging environment and to support the strategic direction of the Company. The percentage bonus opportunity for Mr. Hutts in 1998 was established at 40% of base salary. In lieu of a cash bonus, Mr. Hutts was granted an option for the purchase of 40,060 shares of Common Stock.

Long-Term Incentives

                  The Compensation Committee determined to issue to Mr. Hutts options for the purchase of an aggregate of 391,116 shares of Common Stock. The grant was intended to recognize Mr. Hutts' efforts in 1998 in a difficult and demanding environment and to provide continued motivation to deal with the Company's future challenges. The foregoing amount does not include the options granted to Mr. Hutts in lieu of a cash bonus or a cash salary increase as described above.

COMPENSATION PAID IN 1998 TO OTHER NAMED EXECUTIVE OFFICERS

Base Salaries

                  In 1998 the independent compensation consulting firm retained by the Compensation Committee continued to evaluate compensation levels paid to the Named Executive Officers. Based upon an analysis of 18 similarly sized health care companies to which the Company was compared, the consulting firm recommended a salary increase for the Named Executive Officers over 1997 levels.

                  In response to the recommendations of the consulting firm, in recognition of the performance of Messrs. Reeves, Dent and Wright and the Company's desire to recognize recent organizational changes, the Company's new and challenging environment and to support the strategic direction of the Company, the Compensation Committee determined to increase the base salaries of each of these Named Executive Officers by approximately 13.2% over 1997 levels. Options to purchase 8,271 shares of Common Stock were granted to each of Messrs. Reeves, Dent and Wright, respectively, to represent the amount of their salary increase. The amount of salary payable to these Named Executive Officers was based upon the consulting firm's recommendation to target the Company's compensation paid to its Named Executive Officers to place the Company in the top 25% of the 18 similarly sized companies used in the study. The amounts payable to Messrs. Reeves, Dent and Wright remained equal in amount in order to promote the Company's team approach to compensation and the understanding that these individuals perform equally vital roles in different aspects of the Company's business. Mr. Wright tendered his resignation as an officer and director of the Company in October 1998.

                  The base salary payable to Mr. Crawford was increased by approximately 15.8% over his 1997 salary in recognition of Mr. Crawford's contributions to the Company. Mr. Crawford's salary increase, while influenced by the recommendations of the consulting firm, was based on an assessment of Mr. Crawford's performance and in recognition of the recent organizational changes, to recognize the Company's new and challenging environment and to support the strategic direction of the Company. An option to purchase 7,519 shares of Common Stock was granted to Mr. Crawford to represent the amount of his salary increase.

Annual Incentives for 1998

                  The target bonuses established for Messrs. Reeves, Dent, Wright and Crawford for 1998 were intended to recognize the difficult and demanding challenges faced by these executives and to provide continued motivation to deal with future challenges. The bonus levels also had the goal of providing competitive levels of total compensation to the Named Executive Officers as compared to the health care marketplace and the goal of providing comparable compensation to these executive officers in recognition of the team approach to compensation. The percentage bonus opportunity for Messrs. Reeves, Dent, Wright and Crawford was established at 40% of base salary. In lieu of cash bonuses, Messrs. Reeves, Dent, Wright and Crawford were granted options to purchase shares of Common Stock of 29,534, 29,534, 29,534 and 22,015, respectively.

Long-Term Incentives

                  The Compensation Committee determined to issue options to purchase shares of Common Stock to each of these Named Executive Officers to reflect the team approach to compensation for these individuals, as well as the Committee's perception of their equally vital roles with the Company during 1998. The award were also provided in recognition of the recent organizational changes, to recognize the Company's new and challenging environment and to support the strategic direction of the Company. Messrs. Dent, Reeves, Wright and Crawford were granted options in 1998 to purchase 353,481, 323,481, 103,481 and 294,083 shares, respectively, of the Company's Common Stock (which amounts do not include the option grants by the Company in 1998 to the Named Executive Officers in lieu of cash bonuses or cash salary increases as described above).

                  With the assistance of the independent consulting firm, the Compensation Committee will continue to monitor the financial performance of the Company and its executive officers in reassessing executive compensation.

                                         COMPENSATION COMMITTEE

                                         Dr. Winfield Dunn, Chairman
                                         Ronald B. Ashworth
                                         Dr. Joseph A. Hill
                                         Dr. James A. Moncrief

                          COMPARATIVE PERFORMANCE GRAPH

                  The following is a comparative performance graph which compares the percentage change of cumulative total shareholder return on the Common Stock with (a) the performance of a broad equity market indicator, the CRSP Index for Nasdaq Stock Market (US Companies) (the "Broad Index"), and (b) the performance of a published industry index, the CRSP Index for Nasdaq Health Services Stocks (the "Industry Index"). The graph begins on January 1, 1994, and assumes the investment on such date of $100 in the Common Stock, the Broad Index and the Industry Index and assumes that all dividends, if any, were reinvested at the time they were paid.


                Comparison of Five-Year Cumulative Total Returns
                             Performance Graph for
                                  PHYCOR, INC.


CRSP Total Returns Index for:         12/1993     12/1994    12/1995    12/1996    12/1997    12/1998
-----------------------------         -------     -------    -------    -------    -------    -------
PHYCOR, INC.                           100.00      139.6      395.7      331.1      317.0       80.0
Nasdaq Stock Market (US Companies)     100.00       97.8      138.3      170.0      208.3      293.5
Nasdaq Health Services Stocks          100.00      107.3      136.1      135.9      138.5      118.8
SIC 8000-8099 US & Foreign

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                  Dr. James A. Moncrief, a director of the Company, is President and a member of The Green Clinic L.L.C. ("Green Clinic"), with which the Company has entered into a 30-year service agreement in connection with the operation of the Green Clinic. Under the service agreement, the Company receives a management fee equal to clinic expenses incurred by the Company plus a percentage of operating income of the clinic. Dr. Moncrief is also a partner of Medical Clinical Properties Company, an affiliate of The Green Clinic, which leased the clinic facility to Green Clinic until November 1998. In November 1998, the facility was sold to CitiCorp Del-Lease, Inc. ("CitiCorp") and PhyCor leases such facility from CitiCorp through its synthetic lease facility. Until the sale to CitiCorp, Green Clinic subleased the facility to the Company for total rental payments in 1998 of approximately $331,000.

                  Dr. Joseph A. Hill, a director of the Company, is a shareholder of Gold, Vann & White, P.A., with which the Company has entered into a 40-year service agreement in connection with the operation of the Doctors' Clinic. Under the service agreement, the Company receives a management fee equal to clinic expenses incurred by the Company plus a percentage of operating income of the clinic.

                  Mr. Dent, an executive officer and director of the Company, is a director and shareholder of HRT. The Company's Vero Beach property is leased from HRT by PhyCor of Vero Beach, Inc., a wholly-owned subsidiary of the Company, at a base rental of approximately $1.1 million per year for a term of 15 years. The affiliated physician group in Harlingen, Texas sold its property to HRT, which it then leased from HRT at a base rental of approximately $520,000 per year for a term of 15 years. PhyCor of Harlingen, Inc., a wholly-owned subsidiary of the Company, subleased the Harlingen, Texas property from the affiliated physician group for the same base rental amount. The sublease terminated effective July 1, 1998 in conjunction with the termination of the Company's affiliation with the affiliated physician group. The Company's affiliated Roanoke, Virginia physician group leased properties under a 15-year agreement which includes rent and certain operating expenses. Such payments totaled approximately $6.7 million in 1998. The Company has guaranteed the lease obligations of the physician group to HRT.

                  Mr. Hutts, President, Chief Executive Officer and Chairman of the Board of the Company, and Mr. Brooks, a director of the Company, are directors of Quorum. The Company has entered into an agreement with Quorum to obtain access to volume purchasing agreements, materials management support and other services. Total payments by the Company to Quorum for such services during 1998 were approximately $63,000.

                  During the first quarter of 1998, the Company owned a minority interest in PhyCor Management Corporation ("PMC") and an option to purchase the remaining interests. Effective March 31, 1998, the Company completed the acquisition of the remaining interests, and PMC's operations were integrated into North American Medical Management, Inc., a wholly-owned subsidiary of the Company. Until the acquisition was completed, the Company provided management services to PMC pursuant to an Administrative Services Agreement. For services rendered pursuant to the Administrative Services Agreement, the Company received a fee equal to the costs incurred from providing services plus a fee of 10% of such costs. The Company received total payments of approximately $64,000 in 1998 pursuant to the Administrative Services Agreement, including reimbursement of costs incurred equal to approximately $46,000.

                              SHAREHOLDER PROPOSALS

                  If a shareholder wishes to have a proposal considered for inclusion in the Company's proxy materials for the 2000 annual meeting of shareholders, the proposal must comply with the Commission's proxy rules, be stated in writing and be submitted on or before December 1, 1999. Any proposals should be mailed to the Company at 30 Burton Hills Boulevard, Suite 400, Nashville, Tennessee 37215, Attention: N. Carolyn Forehand, Secretary.

                                  OTHER MATTERS

                  The Board of Directors is not aware of any other matters to be brought before the Annual Meeting. If any other matters, however, are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

                  UPON THE WRITTEN REQUEST OF ANY HOLDER OF THE COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING, THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, AS FILED WITH THE COMMISSION. REQUESTS SHOULD BE DIRECTED TO JOHN K. CRAWFORD, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, PHYCOR, INC., 30 BURTON HILLS BOULEVARD, SUITE 400, NASHVILLE, TENNESSEE 37215.


                                          By Order of the Board of Directors,

                                          /s/ N. Carolyn Forehand

                                          N. Carolyn Forehand
                                          Secretary

                                                                      APPENDIX A

                                  PHYCOR, INC.

                            1999 INCENTIVE STOCK PLAN


         1. Name of the Plan. This incentive stock plan has been established by action of the board of directors of PhyCor, Inc. (the "Board") on April 5, 1999, as the PhyCor, Inc. 1999 Incentive Stock Plan.

         2. The Purpose of the Plan. The Plan is intended to provide an opportunity for individuals performing services to PhyCor, Inc., a Tennessee corporation (the "Corporation"), including officers, directors and key employees of the Corporation and its subsidiaries ("Subsidiaries"), as subsidiaries are defined in Section 424(f) of the Internal Revenue Code of 1986 (the "Code"), to acquire shares of the Corporation's common stock, no par value per share ("Common Stock"), and to provide for additional compensation based on appreciation of the Corporation's stock. The Plan provides for the (i) grant of incentive stock options, as defined in section 422 of the Code, ("Incentive Stock Options") and (ii) stock options not qualifying as Incentive Stock Options ("Non-Qualified Stock Options"), each providing an equity interest in the Corporation's business as an incentive for service or continued service with the Corporation and to aid the Corporation in retaining and obtaining key personnel of outstanding ability. As used herein, "Option" refers to an Incentive Stock Option or a Non-Qualified Stock Option.

         3. Stock Subject to the Plan. The maximum numbers of shares of Common Stock which may be issued under Options granted under the Plan is 4,500,000 (subject to adjustments pursuant to Section 8), which may be either authorized and unissued shares or shares that are held in the treasury of the Corporation, as shall be determined by the Board. If an Option expires or terminates for any reason without being exercised in full, the shares of Common Stock represented by such Option shall again be available for purposes of the Plan.

         4. Administration of the Plan. This Plan shall be administered by a committee composed of at least two individuals (or such number that satisfies section 162(m)(4)(C) of the Code and Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act")) who are "non-employee directors" as defined in Rule 16b-3(b) of the Exchange Act and would be considered "outside directors" as defined in Treasury Regulation Section 1.162-27(e)(2), and who are designated by the Board as the "compensation committee" or are otherwise designated to administer the Plan (the "Committee"). The Committee shall have full authority in its discretion to determine the eligible persons to whom Options shall be granted and the terms and provisions of the option grants subject to the Plan. In making such determinations, the Committee may take into account the nature of the services rendered and to be rendered by such persons, their present and potential contributions to the Corporation and any other factors which the Committee deems relevant. Subject to the provisions of the Plan, the Committee shall have full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective agreements which represent each Option (hereinafter, an "Agreement"), which need not be identical; to determine the restrictions on transferability of Common Stock acquired upon exercise of Options; and to make all other determinations necessary or advisable for the proper administration of the Plan.

         The Committee may delegate authority to the president or chief executive officer of the Corporation to amend any Agreement in the manner specified in a written delegation to modify the exercisability or vesting of the Option or in any other manner that is specified in a written delegation by the Committee.

         5. Eligibility and Limits. Non-Qualified Stock Options may be granted to employees and directors as are selected by the Committee. Incentive Stock Options may only be granted to employees of the Corporation and its present or future Subsidiaries. The aggregate fair market value (determined as of the time an Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable by an individual for the first time during any calendar year, taking into account Incentive Stock Options granted under this Plan and under all other plans of the Corporation or Subsidiary corporations shall not exceed $100,000. No employee of the Company or a Subsidiary may receive Options with respect to more than 750,000 shares of Common Stock during any calendar year (which number of shares shall be subject to adjustments pursuant to Section 8 herein).

         6. Incentive Stock Options and Non-Qualified Stock Options. At the time any Option is granted under this Plan, the Committee shall determine whether said Option is to be an Incentive Stock Option or a Non-Qualified Stock Option, and the Option shall be clearly identified to designate its status as an Incentive Stock Option or a Non-Qualified Stock Option. The number of shares as to which Incentive Stock Options and Non-Qualified Stock Options shall be granted shall be determined by the Committee in its sole discretion, subject to the limitations of Section 3 and Section 5. At the time any Incentive Stock Option granted under this Plan is exercised, the certificates representing the shares of Common Stock purchased pursuant to said Option shall be clearly identified by legend as representing shares purchased upon exercise of an Incentive Stock Option.

         7. Terms and Conditions of Options. Subject to the following provisions, all Options shall be in such form and upon such terms and conditions as the Committee, in its discretion, may from time to time determine.

            (a)      Option Price.

                     (i) Incentive Stock Options. The Option price per
            share shall in no event be less than 100% of the fair market value per share of the Common Stock on the date the Option is granted. If the employee owns (as defined in Code section 424) more than 10% of the total combined voting power of all classes of the Corporation's stock or of the stock of its parent or Subsidiary, the Option price per share shall not be less than 110% of the fair market value per share of the Common Stock on the date the Option is granted.

                     (ii) Non-Qualified Options. The Option price per share
            shall not be less than 85% of the fair market value per share of the Common Stock on the date the Option is granted.

                     (iii) Fair Market Value. For purposes of this Plan,
            and as used herein, the "fair market value" of a share of Common Stock is the closing sales price on the date in question (or, if there was no reported sale on such date, on the last preceding day on which any reported sale occurred) of the Common Stock as reported on the Nasdaq National Market System (or such other exchange that is, at the time, the primary exchange on which the Common Stock is traded).

            (b) Date of Grant. The date the Option is granted shall be the date on which the Committee has determined the recipient of the Option, the number of shares covered by the Option and has taken all such other action as is necessary to complete the grant of the Option. Accordingly, the date an Option is granted may be deemed to be prior to the time that an Agreement is executed by a Participant and the Company.

            (c) Option Term. No Option shall be exercisable after the expiration of ten years from the date the Option is granted, unless provided otherwise in an Agreement that covers a Non-Qualified Stock Option. No Incentive Stock Option granted to an employee who at the time of grant owns (as defined in Code section
424) more than 10% of the total combined voting power of all classes of the Corporation's stock or of the stock of its parent or Subsidiary shall be exercisable after the expiration of five years from the date it is granted.

            (d) Payment. Unless otherwise provided by the Agreement, payment of the exercise price of an Option shall be made in cash, Common Stock that was acquired at least six months prior to the exercise of the Option, other consideration acceptable to the Committee, or a combination thereof. Such payment shall be made at the time that the Option or any part thereof is exercised, and no shares shall be issued until full payment therefor has been made.

            (e) Status of Option Holder. The holder of an Option shall, as such, have none of the rights of a stockholder.

            (f) Nontransferability of Options. In general, Options shall not be transferable or assignable except by will or by the laws of descent and distribution and shall be exercisable, during the holder's lifetime, only by him; provided, however, that a Participant may transfer a Non-Qualified Stock Option to the extent permitted by the Committee and set forth in the Agreement evidencing the Option.

            (g) Termination of Employment; Disability; Retirement or Death. Except as provided below, an Option may not be exercised by a holder unless he has been an employee continually from the date of the grant until the date ending three months before the date of exercise. If the holder of an Option dies, such Option may be exercised by a legatee or legatees of the holder under his last will, or by his personal representative or distributee, at any time during the twelve-month period following his death. If a holder is discharged as an employee, or removed as a director, for cause, as determined by the Committee, Options held by him shall not be exercisable after such discharge or removal, unless otherwise provided herein. If a holder ceases to be an employee by reason of permanent disability, within the meaning of section 22(e)(3) of the Code ("Disability"), all Options held by the holder may be exercised at any time during the twelve-month period following the Disability. Upon a holder's Retirement (as defined below), Disability or Death, all Options held by the holder shall become fully exercisable as to the full number of shares covered thereby notwithstanding any vesting schedule contemplated in the Option. As used herein, "retirement" shall mean (i) the holder is at least 60 years old and has continuously been employed by the Corporation or a subsidiary for a period of at least five years, or is at least 55 years old and has continuously been employed by the Corporation or a subsidiary for a period of at least twenty years, and (ii) the holder has given written notice in a form satisfactory to the Committee of his permanent retirement. Notwithstanding this Section 7(g), no Incentive Stock Option may be exercised more than ten years after the date on which it was granted, and a holder shall be deemed to be an employee or director so long as the holder is an employee or director of a parent or Subsidiary of the Corporation or by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Option of the holder in a transaction to which section 424(a) of the Code is applicable. The provisions of this Section 7(g) shall be deemed to apply to any outstanding Option without regard to when such Option was granted by the Committee.

                  (h) Limited Rights of Exercise. Notwithstanding any vesting schedule contained in an Agreement, an Option may be exercised during the Option term as to the full number of shares covered by the Option, if: (1) a tender offer or exchange offer has been made for shares of Common Stock, provided that the corporation, person or other entity making such offer purchases or otherwise acquires shares of Common Stock pursuant to such offer; (2) the stockholders of the Corporation have approved a definitive agreement (a "Merger Agreement") to merge or consolidate with or into another corporation pursuant to which the Corporation will not survive or will survive only as a subsidiary of another corporation (the "Transaction"), or to sell or otherwise dispose of all or substantially all of its assets, (3) any person or group (as such terms are defined in section 13(d) of the Securities Exchange Act of 1934, as amended (the "Act")), becomes the beneficial owner (as such term is defined in Rule 13(d) pursuant to the Act) of 50% or more of the outstanding shares of Common Stock, or (4) the individuals who, as of the date of this Plan, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by PhyCor's stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest. If any of the events specified in this subparagraph (g) (a "Change in Control") have occurred, the Option shall be fully exercisable: (x) in the event of a tender offer or exchange offer as described in clause (1) above, during the term of the tender or exchange offer and for a period of 30 days thereafter; (y) in the event of execution of a Merger Agreement as defined in clause (2) above, within a 30-day period commencing on the date of execution of a Merger Agreement, and the Option holder may condition such exercise upon the consummation of the Transaction; (z) in the event of an event described in clause (3) above, within a 30-day period commencing on the date upon which the Corporation is provided a copy of
Schedule 13D or 13G (filed pursuant to section 13(d) or 13(g) of the Act and the rules and regulations promulgated thereunder) indicating that any person or group has become the beneficial owner of 50% or more of the outstanding shares of Common Stock or, if the Corporation is not subject to section 13(d) of the Act, within a 30-day period commencing on the date upon which the Corporation receives written notice that any person or group has become the beneficial owner of 50% or more of the outstanding shares of Common Stock or (a) if a change in the Incumbent Board occurs pursuant to clause (4) above, within a 30 day period commencing upon the date the Option holder was given notice of the change in the Board composition. The provisions of this Section 7(h) shall be deemed to apply to any outstanding Option without regard to when such Option was granted by the Committee. Moreover, unless the Option holder specifically elects otherwise, if the Option holder exercises less than all the Options as to which vesting is accelerated pursuant to this Section 7(h), the Options exercised shall be deemed to be those which had the latest vesting date.

                  (i) Upon exercise of a Nonqualified Stock Option, the Participant shall, upon notification of the amount due and prior to or concurrently with the delivery of the certificates representing the shares, pay to the Corporation amounts necessary to satisfy applicable federal, state and local withholding tax requirements or shall otherwise make arrangements satisfactory to the Corporation for such requirements. Such withholding requirements shall not apply to the exercise of an Incentive Stock Option, or to a disqualifying disposition of Common Stock that is acquired with an Incentive Stock Option, unless the Committee gives the Participant notice that withholding described in this Section is required.

         8. Changes in Capitalization; Merger; Liquidation. The number of shares of Common Stock as to which Options may be granted, the number of shares covered by each outstanding Option, and the price per share in each outstanding Option, shall be proportionately adjusted for (i) any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or combination of shares, (ii) the payment of a stock dividend in shares of Common Stock to holders of outstanding shares of Common Stock or (iii) any other increase or decrease in the number of such shares effected without receipt of consideration by the Corporation.

         If the Corporation shall be the surviving corporation in any merger, share exchange or consolidation, recapitalization, reclassification of shares or similar reorganization, the holder of each outstanding Option shall be entitled to receive or purchase, as applicable, at the same times and upon the same terms and conditions as are then provided in the relevant Agreement, the number and class of shares of Common Stock or other securities to which a holder of the number of options or shares of Common Stock at the time of such transaction would have been entitled to receive as a result of such transaction.

         In the event of any such changes in capitalization of the Corporation, the Committee may make such additional adjustments in the number and class of shares of Common Stock or other securities with respect to which outstanding Options are exercisable and with respect to which future Options may be granted as the Committee in its sole discretion shall deem equitable or appropriate, subject to the provisions of this Section 8.

         A dissolution or liquidation of the Corporation shall cause each outstanding Option to terminate.

         Upon a merger, share exchange, consolidation or other business combination in which the Corporation is not the surviving corporation, the surviving corporation shall substitute another option with equivalent terms and value as the outstanding Option in a manner consistent with section 424(a) of the Code. In the event of a change of the Corporation's shares of Common Stock with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan. Except as expressly provided in this Section 8, the holder of a Option shall have no rights by reason of any subdivision or combination of shares of Common Stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of Common Stock of any class or by reason of any dissolution, liquidation, merger, share exchange or consolidation or distribution to the Corporation's stockholders of assets of stock of another corporation, and any issue by the Corporation of shares of Common Stock of any class, or securities convertible into shares of Common Stock of any class, shall not affect, and no adjustment by reasons thereof shall be made with respect to, the number or price of shares of Common Stock subject to the Option. The existence of the Plan and the Options granted pursuant to the Plan shall not affect in any way the right or power of the Corporation to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger, share exchange or consolidation of the Corporation, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Corporation, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

         9. Termination and Amendment of the Plan. The Plan shall remain in effect until terminated by the Board. Upon termination of the Plan, no Options shall be granted under the Plan after that date, but any Options granted before termination of the Plan shall remain exercisable thereafter until they expire or lapse according to their terms. The Board may amend or terminate this Plan at any time; provided, however, an amendment that would have a material adverse effect on the rights of a Participant under an outstanding Option is not valid with respect to such Option without the Participant's consent, except as necessary for Incentive Stock Options to maintain qualification under the Code; and provided, further, that the shareholders of the Corporation must approve the following:

            (a) within 12 months before or after the date of adoption, any amendment that increases the aggregate number of shares of Stock that may be issued pursuant to Incentive Options or changes the employees (or class of employees) eligible to receive Incentive Options;

            (b) before the effective date thereof, any amendment that changes the number of shares which may be issued in the aggregate pursuant to Options granted under the Plan;

            (c) before the effective date thereof, any amendment that increases the period during which Options may be granted or exercised; and

             (d) before the date that compensation is paid with respect thereto, any amendment that changes the number of Options which may be granted to an employee of the Corporation or a Subsidiary under the Plan during a specified period.

         10. Effective Date of Plan. This Plan is effective upon its adoption by the Board; provided that any Incentive Stock Options granted with respect to shares of Common Stock that were reserved for the Plan on the date of Board adoption shall become void if this Plan is not approved by a majority of the votes cast by holders of Common Stock entitled to vote at a meeting of shareholders at which a quorum is present within 12 months of the date of the adoption of the Plan by the Board. No Incentive Stock Option may be granted under this Plan with respect to the shares of Common Stock identified in Section 3 more than ten years after the date that this Plan was adopted by the Board. Incentive Stock Options granted before such date shall remain valid in accordance with their terms.

         11. Incentive Stock Option Plan. All Incentive Stock Options to be granted hereunder are intended to comply with sections 421 and 422 of the Code. All Options are intended to be treaded as "performance-based compensation" within the meaning of Section 162(m) of the Code. The provisions of this Plan and all Options granted hereunder shall be construed in such manner as to effectuate such intent.

         IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this instrument on this the 5th day of April, 1999.


                                         PHYCOR, INC.

                                         By:  John K. Crawford

                                         Its: Executive Vice President and
                                                Chief Financial Officer

                                                                      Appendix B

                                  PHYCOR, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 25, 1999

    The undersigned hereby appoints Joseph C. Hutts and John K. Crawford, or either of them, with power of substitution, as proxies to vote all stock of PhyCor, Inc. (the "Company") owned by the undersigned at the Annual Meeting of Shareholders to be held at the First American Center Auditorium, Fifth Floor, 300 Union Street, Nashville, Tennessee, at 10:00 a.m. on May 25, 1999, on the following matters as indicated below and such other business as may properly come before the meeting.

1. Proposal to adopt the Company's 1999 Incentive Stock Plan.

   [ ] FOR                        [ ] AGAINST                        [ ] ABSTAIN

2. [ ] FOR the election as Class II Directors of all nominees listed: Sam A. Brooks, Jr., Thompson S. Dent, Kay Coles James, Dr. James A. Moncrief. (except as marked to the contrary below).

   [ ] WITHHOLD AUTHORITY to vote for all nominees listed: Sam A. Brooks, Jr.,
       Thompson S. Dent, Kay Coles James and Dr. James A. Moncrief.

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR INDIVIDUAL NOMINEES, WRITE THEIR NAMES IN THE SPACE PROVIDED BELOW:

-------------------------------------------------------------------------------

3. Proposal to ratify the appointment of KPMG LLP as the independent public accountants of the Company for the year ending December 31, 1999.

   [ ] FOR                        [ ] AGAINST                        [ ] ABSTAIN

In their discretion, the proxies named above may vote upon such other matters as may properly come before the meeting or any adjournment thereof.

            THIS PROXY MUST BE DATED AND SIGNED ON THE REVERSE SIDE

     THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS.

   This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Any proxy voted against any of the proposals will not be counted as a vote for adjournment of the Annual Meeting. If no direction is made, this Proxy will be voted (i) FOR the adoption of the Company's 1999 Incentive Stock Plan; (ii) FOR the four nominees as Class II Directors of the Company; and (iii) FOR the proposal to ratify the appointment of KPMG LLP as the independent public accountants of the Company for the year ending December 31, 1999.

                                                Please sign exactly as your name
                                               appears on this Proxy Card. When
                                               signing as attorney, executor,
                                               administrator, trustee or
                                               guardian, please give full title
                                               as such. If a corporation, please
                                               sign in full corporate name by
                                               President or other authorized
                                               officer. If a partnership or
                                               limited liability entity, please
                                               sign in full name of such entity
                                               by authorized person.

                                               Dated:                     , 1999
                                                     ----------------------

                                               ---------------------------------
                                               Signature of Shareholder

                                               ---------------------------------
                                               Signature if held jointly

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                    ENVELOPE